UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Schedule 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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Speedway Motorsports, Inc.

(Name of Registrant as Specified In Its Charter)

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5555 CONCORD PARKWAY SOUTH

CONCORD, NORTH CAROLINA 28027

March 21, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Speedway Motorsports, Inc. to be held at 2:30 p.m., Eastern Daylight Time on Tuesday, April 19, 2016, at the Smith Tower located at Charlotte Motor Speedway in Concord, North Carolina. We look forward to greeting personally those stockholders who are able to attend.

The accompanying formal Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters on which action will be taken at the meeting.

Whether or not you plan to attend the meeting on Tuesday, April 19, 2016, it is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning your proxy card or, if your shares are held in a stock brokerage account or by a bank or other holder of record, in another manner allowed by the holder of record.

On behalf of the Board of Directors,

Sincerely,

O. Bruton Smith

Executive Chairman

Voting Your Proxy Is Important

PLEASE SIGN AND DATE YOUR PROXY AND

RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE

Speedway Motorsports, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Concord, NC

March 21, 2016

The Annual Meeting of Stockholders of Speedway Motorsports, Inc. will be held at the Smith Tower located at Charlotte Motor Speedway, 5555 Concord Parkway South, Concord, North Carolina on Tuesday, April 19, 2016, at 2:30 p.m., Eastern Daylight Time (the “Annual Meeting”) for the following purposes, as described in the accompanying Proxy Statement:

•	To elect Mr. O. Bruton Smith and Mr. Bernard C. Byrd, Jr. as members of our Board of Directors, each for a term of three years; and

•	To transact such other business as may properly come before the Annual Meeting.

Only holders of record of our common stock at the close of business on March 1, 2016 will be entitled to vote at the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning your proxy card or, if your shares are held in a stock brokerage account or by a bank or other holder of record, in another manner allowed by the holder of record.

J. Cary Tharrington IV

Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, APRIL 19, 2016: The Proxy Statement, the accompanying proxy card and the Annual Report to Security Holders are available at

www.speedwaymotorsports.com.

GENERAL

Introduction

The Board of Directors (the “Board”) of Speedway Motorsports, Inc. (“SMI” or the “Company”) is soliciting your proxy to be voted at the 2016 Annual Meeting of Stockholders to be held on Tuesday, April 19, 2016, at 2:30 p.m., Eastern Daylight Time (the “Annual Meeting”). The Annual Meeting will be held at the Smith Tower located at Charlotte Motor Speedway, 5555 Concord Parkway South, Concord, North Carolina. Only holders of record of SMI’s common stock, par value $.01 per share (the “Common Stock”), at the close of business on March 1, 2016 (the “Record Date”) are entitled to receive notice of the Annual Meeting, to receive this Proxy Statement, including the accompanying proxy card, and to vote at the Annual Meeting.

How to Vote

This Proxy Statement, including the accompanying proxy card, is first being sent to stockholders on or about the date hereof.

Stockholders may vote using any of the following methods:

•

By Mail. Be sure to complete, sign and date the proxy card and return it in the prepaid envelope. If you are a “holder of record” (i.e., your shares are registered directly in your name with American Stock Transfer & Trust Company, SMI’s transfer agent), and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board.

•

By Telephone or on the Internet. If you are a “beneficial owner” (i.e., your shares are held in a stock brokerage account or by a bank or other holder of record), telephone and Internet voting may be available to you depending on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive. If you vote by telephone or on the Internet, you do not have to return your proxy card.

•

In Person at the Annual Meeting. All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

If you are a holder of record, you can revoke your proxy before your shares are voted at the Annual Meeting by:

•	Written notice to SMI’s Corporate Secretary at Speedway Motorsports, Inc., 5401 E. Independence Boulevard, Charlotte, North Carolina 28212, received prior to the date of the Annual Meeting;

•	Timely delivery of a valid, later-dated proxy; or

•	Voting by ballot at the Annual Meeting.

If you are a beneficial owner, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described above.

All shares that have been properly voted and not revoked will count as voted at the Annual Meeting.

Representatives of SMI’s transfer agent, American Stock Transfer & Trust Company, will tabulate the votes and act as inspectors of election.

Number of Shares Outstanding and Voting

SMI has 41,194,996 shares issued and outstanding as of the Record Date and entitled to be voted at the Annual Meeting. At the Annual Meeting, holders of Common Stock will have one vote per share.

In order to establish a quorum at the Annual Meeting, a majority of the shares entitled to vote must be present either in person or by proxy.

Abstentions and “uninstructed shares” that are voted by the holder of record are counted as present and entitled to vote for purposes of determining a quorum. An “uninstructed share” occurs when a bank, broker or other holder of record holding shares for a beneficial owner may exercise discretionary voting authority on routine proposals because that holder of record has not received voting instructions from the beneficial owner.

If you are a beneficial owner, your bank, broker or other holder of record may not vote on the election of directors or any stockholder proposals properly brought before the meeting absent instructions from you. As of the date of this Proxy Statement, the Company was not aware of any stockholder proposals for the Annual Meeting.

Proposal 1 – Election of Directors. A plurality of the votes cast is required for the election of directors to the Board. This means that the director-nominee with the most votes for a particular slot is elected for that slot. You may vote “for” or “withheld” with respect to the election of directors. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a director-nominee. Abstentions are not counted for purposes of the election of directors. In addition, broker non-votes are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote. A “broker non-vote” occurs if the holder of record chooses not to vote the uninstructed shares on a routine matter or is not permitted to vote the uninstructed shares on a non-routine matter.

Website

Our website is www.speedwaymotorsports.com. We use our website as a method of distribution for Company information. We make available free of charge on the Investors-Financials section of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the Securities and Exchange Commission (the “SEC”). We also make available through our website other reports filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including our proxy materials and reports filed by officers and directors pursuant to Section 16(a) of the Exchange Act, as well as our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Categorical Standards for Director Independence and the charters of each committee of the Board. We do not intend for information included on our website to be part of this Proxy Statement.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 15, 2016 by:

•	Each person or entity known by SMI to beneficially own more than five percent of the Common Stock;

•	Each director and nominee to the Board;

•	Each executive officer of SMI listed in the Summary Compensation Table in the “2015 Executive Compensation” section of this Proxy Statement (“named executive officers”); and

•	All directors and executive officers of SMI as a group.

Except as otherwise indicated below, each person or entity named in the table has sole voting and investment power with respect to the securities beneficially owned by them as set forth opposite their name. Unless otherwise noted, the address for the beneficial owners is 5555 Concord Parkway South, Concord, North Carolina 28027.

Beneficial Owner	Amount & Nature of Beneficial Ownership	Percent
O. Bruton Smith(1)	29,011,376	70.4%
Sonic Financial Corporation(1) (2)	23,700,000	57.5
OBS Holdings, LLC(1) (2)	5,300,000	12.9
Marcus G. Smith(3)	29,237,125	70.9
B. Scott Smith(4)	29,000,000	70.4
David Bruton Smith(4)	29,000,000	70.4
Dimensional Fund Advisors LP(5)	3,023,988	7.3
William R. Brooks(6)	203,300	*
Bernard C. Byrd, Jr.	3,204	*
Mark M. Gambill(7)	54,541	*
James P. Holden(8)	40,541	*
Tom E. Smith(9)	45,541	*
All directors and executive officers as a group (seven persons)	29,584,252	71.6%

*	Less than one percent

(1)

This amount includes the shares shown as beneficially owned by Sonic Financial Corporation (“Sonic Financial”) and OBS Holdings, LLC (“OBS Holdings”), which Mr. O. Bruton Smith beneficially owns with Messrs. Marcus G. Smith, B. Scott Smith and David Bruton Smith. An aggregate of 500,000 shares have been pledged by Sonic Financial as security for loans.

(2)	This entity’s address is 5401 East Independence Boulevard, Charlotte, North Carolina 28212.

(3)

Includes 20,000 shares of Common Stock subject to options exercisable as of March 15, 2016 or within 60 days thereafter, and an additional 128,531 restricted stock units granted to Mr. Smith under the Speedway Motorsports, Inc. 2013 Stock Incentive Plan (the “2013 Stock Incentive Plan”), which may be settled only in shares of Common Stock. Also includes shares shown as beneficially owned by Sonic Financial and OBS Holdings, which Mr. Marcus G. Smith beneficially owns with Messrs. O. Bruton Smith, B. Scott Smith and David Bruton Smith.

(4)	Includes shares shown as beneficially owned by Sonic Financial and OBS Holdings, which Messrs. B. Scott Smith and David Bruton Smith beneficially own with Messrs. O. Bruton Smith and Marcus G. Smith.

(5)

This entity’s address is Building One, 6300 Bee Cave Road, Austin, Texas 78746. This information is based on information contained in a Schedule 13G/A filed with the SEC on February 9, 2016 by Dimensional Fund Advisors LP (“DFA”). DFA is an investment advisor in accordance with Rule 13d-1(b) (1) (ii) (E) of the Exchange Act. The filing indicates that DFA has sole voting control over 2,934,407 shares and sole dispositive power over 3,023,988 shares.

(6)	Includes 20,000 shares of Common Stock subject to options exercisable as of March 15, 2016 or within 60 days thereafter.

(7)	Includes 10,000 shares of Common Stock subject to options exercisable as of March 15, 2016 or within 60 days thereafter. Mr. Gambill disclaims beneficial ownership of 200 shares.

(8)	Includes 10,000 shares of Common Stock subject to options exercisable as of March 15, 2016 or within 60 days thereafter.

(9)	Includes 10,000 shares of Common Stock subject to options exercisable as of March 15, 2016 or within 60 days thereafter.

For additional information concerning options, restricted stock and restricted stock units granted to the Company’s named executive officers, see the “2015 Executive Compensation” section of this Proxy Statement. For additional information concerning the options and restricted stock granted to certain of the Company’s directors, see the “2015 Director Compensation” section of this Proxy Statement.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board follows the procedures and standards that are set forth in the Company’s Corporate Governance Guidelines. In addition, SMI is committed to conducting business ethically and legally throughout the organization. The Company’s Code of Business Conduct and Ethics guides the Company’s directors, officers (including our executive chairman, chief executive officer, chief financial officer and treasurer, and chief accounting officer) and employees to live up to SMI’s high ethical standards. Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are available on the Investors-Governance page of our website at www.speedwaymotorsports.com. Printed copies may be obtained upon written request to SMI’s Corporate Secretary at Speedway Motorsports, Inc., 5401 E. Independence Boulevard, Charlotte, North Carolina 28212. We post any amendments to the Code of Business Conduct and Ethics, as well as any waivers that are required to be disclosed by SEC or NYSE rules, on our website.

Board and Committee Member Independence

SMI qualifies as a “controlled company” for purposes of the listing standards of the NYSE and is, therefore, not required to comply with the NYSE requirement that a listed company have a majority of independent directors. Notwithstanding SMI being a controlled-company, SMI is committed to having its Board membership comprised of a majority of independent directors as evidenced by SMI’s Corporate Governance Guidelines.

SMI’s non-management directors hold meetings, separate from management, at least four times per year. Those meetings are presided over by the Company’s Lead Independent Director, Mr. James P. Holden, who was chosen by the independent directors on February 10, 2015 to assume the role of Lead Independent Director. In Mr. Holden’s absence, the other independent directors will choose a different independent director to preside over such meetings. (See more about the role of the Lead Independent Director in “Board Leadership Structure and Role in Risk Oversight” below.)

The Nominating/Corporate Governance Committee regularly reviews the independence of all directors on the Board and reports its findings to the Board, which then makes regular determinations as to director independence as described below. The Board relies upon the Company’s Categorical Standards for Director Independence, which the Board adopted to assist in evaluating the independence of each of its directors. SMI’s Categorical Standards for Director Independence are available on the Investors-Governance page of our website at www.speedwaymotorsports.com. The Board has determined that Mr. Bernard C. Byrd, Jr., Mr. Mark M. Gambill, Mr. James P. Holden and Mr. Tom E. Smith are currently independent within the meaning of the NYSE’s current listing standards and SMI’s Categorical Standards for Director Independence. In addition, the Board has determined that all members of the Audit Committee are independent under SEC Rule 10A-3 and that all members of the Compensation Committee are independent in accordance with Section 16 of the Exchange Act, Section 162(m) of the Internal Revenue Code and NYSE independence standards specific to the compensation committee. The Board’s determination was based, in part, upon its assessment of each director’s relationship with SMI and the materiality of that relationship in light of all relevant facts and circumstances from the standpoint of the director in his individual capacity and the persons to which the director is related and organizations with which the director is affiliated. In reaching this determination, the Board has relied upon representations made by its directors and executive officers in questionnaires and discussions between the foregoing individuals, the Nominating/Corporate Governance Committee and the Board. With respect to Mr. Holden, the Board considered his service as a member of the board of directors of SiriusXM Radio, Inc., a sponsor of NASCAR and a contract party with the Company’s subsidiary, Performance Racing Network, and the board of directors of Snap-on, Inc., a contract party with several of the Company’s subsidiaries. The Board determined that the relationships were immaterial and that Mr. Holden remains independent. The Board also considered Mr. Byrd’s prior service on the board of directors for Sonic Automotive, Inc. (“SAI”), a company controlled by Mr. O. Bruton Smith and Mr. Marcus G. Smith, and his current employment as a division vice president for SAI. The Board concluded that such service and employment did not compromise his independence as a Board member for the Company. Mr. Tom E. Smith is not related to Messrs. O. Bruton Smith or Marcus G. Smith.

Board Leadership Structure and Role in Risk Oversight

The Company’s Executive Chairman, Mr. O. Bruton Smith, serves as the Chairman of the Board, and Marcus G. Smith serves as Chief Executive Officer. The Board believes that this leadership structure is optimal for the Company at this time because Mr. O. Bruton Smith’s extensive experience and status as a pioneer in the motorsports industry and founder of the Company provides SMI with strong and consistent leadership, while Mr. Marcus G. Smith’s years of experience in various leadership positions with the Company provide an appropriate balance in the Company’s overall leadership. Mr. Holden is the Company’s Lead Independent Director. Mr. Holden coordinates providing feedback from other non-management members of the Board to the Executive Chairman, the Chief Executive Officer, and other Company management regarding business issues. Mr. Holden is also the director who presides over the regularly scheduled meetings of the Company’s non-management directors.

The Board has not adopted a policy regarding the separation of the position of Chairman of the Board from the Chief Executive Officer. The Board believes that the absence of a policy requiring either the separation or combination of the positions provides the Board with the flexibility to determine the leadership structure that is in the best interests of the Company and its stockholders at the time.

Management is responsible for managing the Company’s risk and for bringing to the Board’s attention areas of risk that are material to the Company. The Board, including through its committees, all of which are comprised solely of independent directors, and through regular meetings of the independent directors without management present, regularly reviews areas of risk to the Company and advises and directs management on the scope and implementation of policies, strategy and other actions designed to address risk. The Company’s Audit Committee also reviews risks and works with management and the Company’s independent auditors to identify and address areas of significant risk to the Company. Specific examples of risks primarily overseen by the Audit Committee include risks related to the preparation of the Company’s financial statements, disclosure controls and procedures, internal controls and procedures required by the Sarbanes-Oxley Act, accounting, financial and auditing risks, treasury risks (insurance, credit and debt), matters reported to the Audit Committee through the Company’s Internal Audit Department and through anonymous reporting procedures, risks posed by significant litigation matters, compliance with applicable laws and regulations and risks associated with related person transactions and potential conflicts of interest. The Nominating/Corporate Governance Committee monitors the Company’s compliance with its Corporate Governance Guidelines and Code of Business Conduct and Ethics. The Company’s Compensation Committee reviews and evaluates potential risks related to compensation programs for executive officers of the Company, and the risks to the Company from SMI’s compensation policies and practices generally.

Communications to the Board

Stockholders and other parties interested in communicating with the Board as a group regarding Board-related matters may do so by writing to the Executive Chairman, c/o J. Cary Tharrington IV, Senior Vice President and General Counsel, Speedway Motorsports, Inc., 5401 E. Independence Boulevard, Charlotte, North Carolina 28212. The Company’s General Counsel will review the facts and circumstances outlined in the communication and pass appropriate materials on to the Board. In that regard, certain items that are unrelated to the duties and responsibilities of the Board will be excluded. Any correspondence relating to accounting, internal controls or auditing matters will be immediately brought to the attention of the members of the Company’s Audit Committee for consideration in accordance with established procedures. Communications intended for the Lead Independent Director or other non-management directors should be directed to the Lead Independent Director at the address above.

COMMITTEES OF THE BOARD AND BOARD MEETINGS

There are three standing committees of the Board: the Audit Committee, Nominating/Corporate Governance Committee and Compensation Committee. The Audit Committee is currently comprised of Messrs. Mark M. Gambill (Chairman), Bernard C. Byrd, Jr., James P. Holden and Tom E. Smith. The Nominating/Corporate Governance Committee is currently comprised of Messrs. James P. Holden (Chairman), Bernard C. Byrd, Jr. and Tom E. Smith. The Compensation Committee is currently comprised of Messrs. Tom E. Smith (Chairman), Bernard C. Byrd, Jr., Mark M. Gambill and James P. Holden. (See “Board and Committee Member Independence” above for details regarding the Board’s independence determinations with respect to the members of each of the committees.)

Audit Committee

The Audit Committee, which held eight meetings in 2015, is responsible for the selection of the Company’s independent registered public accounting firm; reviews and approves the scope of the annual audit; approves annual audit fees and services; reviews the conclusions of the auditors and reports the findings and recommendations thereof to the Board; reviews with the Company’s auditors the effectiveness of the Company’s system of internal control over financial reporting, disclosure controls and procedures and the associated role of management; reviews transactions between the Company and its officers, directors and principal stockholders; reviews and discusses with management and the auditors the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and interim financial information included in quarterly earnings announcements; approves non-audit fees and services rendered by the auditors and performs such other functions and exercises such other powers as the Board from time to time may determine. The committee’s role in risk oversight is set forth above in the “Board Leadership Structure and Role in Risk Oversight” section of this Proxy Statement. The Audit Committee operates under a formal charter that governs its duties and conduct. The charter is available on the Investors-Governance page of our website at www.speedwaymotorsports.com. A printed copy may be obtained upon written request to SMI’s Corporate Secretary at Speedway Motorsports, Inc., 5401 E. Independence Boulevard, Charlotte, North Carolina 28212. The Board has determined in the exercise of its business judgment that Messrs. Gambill, Byrd and Holden each is an “audit committee financial expert” under applicable SEC regulations, and that all members of the Audit Committee are financially literate.

The following is the Audit Committee Report for the year ended December 31, 2015.

Audit Committee Report

In accordance with its written charter, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence, consistent with Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, discussed with the independent registered public accounting firm any relationships or services that might impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed and reviewed with management, and the independent registered public accounting firm, the quality and adequacy of the Company’s internal control over financial reporting, and discussed and reviewed with management the effectiveness of the Company’s disclosure controls and procedures used for periodic public reporting. The Audit Committee reviewed with the independent registered public accounting firm their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards and the Public Company Accounting Oversight Board, with and without management present. The Audit Committee discussed and reviewed the results of the independent registered public accounting firm’s audit of the Company’s financial statements and reviewed the Company’s audited financial statements as of and for the year ended December 31, 2015 with management and the independent registered public accounting firm.

Management is responsible for the Company’s financial reporting process, including its system of internal control over financial reporting and disclosure controls and procedures, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States of America. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of the Company, and they may or may not be experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on (a) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and (b) the representations of the independent registered public accounting firm appearing in the auditors’ report on the Company’s financial statements. The Audit Committee’s oversight does not provide the Audit Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting and auditing standards and applicable laws and regulations.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

Audit Committee

Mark M. Gambill, Chairman

Bernard C. Byrd, Jr.

James P. Holden

Tom E. Smith

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee, which held two meetings in 2015, assists the Board in identifying and recommending individuals qualified to become members of the Board, monitors and reviews corporate governance issues and develops and recommends to the Board corporate governance principles applicable to the Board, the Company and its business strategy and operations, including those set forth in SMI’s Corporate Governance Guidelines and Code of Business Conduct and Ethics. Messrs. O. Bruton Smith and Bernard C. Byrd, Jr. were recommended to the Board as director-nominees to stand for election at the Annual Meeting by the Nominating/Corporate Governance Committee. The committee’s role in risk oversight is set forth above in the “Board Leadership Structure and Role in Risk Oversight” section of this Proxy Statement. The Nominating/Corporate Governance Committee operates under a formal charter that governs its duties and conduct. The charter is available on the Investors-Governance page of our website at www.speedwaymotorsports.com. A printed copy may be obtained upon written request to SMI’s Corporate Secretary at Speedway Motorsports, Inc., 5401 E. Independence Boulevard, Charlotte, North Carolina 28212.

Director Nomination Criteria and Process

Directors may be nominated by the Board in accordance with the Company’s Certificate of Incorporation and Bylaws, as both have been amended to date. The procedures used by the Nominating/Corporate Governance Committee to identify and evaluate nominees for director positions involve members of the committee drawing on their contacts in the business community and directly soliciting and interviewing candidates and reviewing director questionnaire responses and background checks of prospective nominees. The Nominating/Corporate Governance Committee reviews all nominees for the Board in accordance with the committee’s charter. Given the size and resources of the Nominating/Corporate Governance Committee as well as the number of Company stockholders, the Board believes the committee does not have the resources to thoroughly review the number of Board nominations that would likely be received if the committee accepted unsolicited nominations from stockholders. Accordingly, it is the Nominating/Corporate Governance Committee’s policy not to accept unsolicited nominations to the Board from stockholders.

The assessment of a nominee’s qualifications will include, at a minimum, a review of Board member criteria listed in the Company’s Corporate Governance Guidelines including, among other things, the following:

•	Ability to use sound judgment;

•

Substantive knowledge in areas of importance to the Company (such as accounting or finance, business or management, industry knowledge, customer-based perspective, sponsorship relationships, strategic planning and leadership);

•	Diversity (background and experience);

•

Skills (financial literacy and financial expertise for members of the Audit Committee, management and consulting experience for members of the Compensation Committee and leadership and strategic planning for members of the Nominating/Corporate Governance Committee);

•	Service on the boards of directors of other public companies;

•	Integrity, honesty and fairness;

•	Thorough understanding of the Company’s business;

•	Independence under the various applicable standards; and

•	Such other factors as the Nominating/Corporate Governance Committee concludes are pertinent in light of the Board’s current needs at the time such director is nominated.

The Nominating/Corporate Governance Committee will select qualified nominees and review its recommendations with the full Board, which will decide whether to nominate a Board candidate. The Board intends that each director contribute knowledge, experience and skill in at least one area of importance to the Company. Nominees should neither have nor appear to have a conflict of interest that would impair the nominee’s ability to represent the interests of all Company stockholders and to otherwise fulfill the stated responsibilities of a director.  A nominee should also be able to work well with other directors and executives of the Company and should have independent opinions and be willing to state them in a constructive manner and be willing to comply with other guidelines as adopted by the Board.

As part of the Nominating/Corporate Governance Committee’s assessment of a prospective director-nominee’s skill, experience, knowledge and judgment, the committee considers diversity of background and personal experience. The Board should be composed ideally of persons having a diversity of skills, background and experience that are useful to SMI and its present and future needs. However, the Nominating/Corporate Governance Committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director-nominees, and a nominee’s background and personal experience, while important, do not necessarily outweigh other attributes or factors the committee may consider.

When considering potential nominees for the Board, the Nominating/Corporate Governance Committee considers the standards above and each potential nominee’s individual qualifications in light of the needs of the Board at such time and its anticipated needs in the future.

Compensation Committee

The Compensation Committee, which held five meetings in 2015, administers certain compensation and employee benefit plans of the Company, reviews and determines executive officer compensation, including annual salaries, bonus performance goals, bonus plan allocations, equity-based compensation and other benefits of all executive officers and certain other non-executive employees of the Company. The Compensation Committee administers the 2004 Stock Incentive Plan, the Speedway Motorsports, Inc. Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”), the 2013 Stock Incentive Plan and the Speedway Motorsports, Inc. Incentive Compensation Plan (the “Incentive Compensation Plan”). The Compensation Committee periodically reviews the Company’s executive development and succession planning and executive compensation programs. The Compensation Committee also takes action to modify programs that yield payments or benefits not closely related to Company or executive performance. The policy of the Compensation Committee’s program for executive officers is set forth below in “Compensation Discussion and Analysis” in the “2015 Executive Compensation” section of this Proxy Statement. The committee’s role in risk oversight is set forth above in the “Board Leadership Structure and Role in Risk Oversight” section of this Proxy Statement. The Compensation Committee operates under a formal charter that governs its duties and conduct, which expressly allows the committee to delegate to a subcommittee consisting of Compensation Committee members such duties and responsibilities that the majority of the committee approves. The charter is available on the Investors-Governance page of our website at www.speedwaymotorsports.com. A printed copy may be obtained upon written request to SMI’s Corporate Secretary at Speedway Motorsports, Inc., 5401 E. Independence Boulevard, Charlotte, North Carolina 28212.

Compensation Committee Interlocks and Insider Participation

Messrs. Tom E. Smith, Bernard C. Byrd, Jr., Mark M. Gambill, and James P. Holden served on the Company’s Compensation Committee in 2015. No member of the Compensation Committee was an officer or employee of the Company, no executive officer of the Company served on the compensation committee or board of directors of any company one of whose executive officers served on the Company’s Compensation Committee, and no executive officer of the Company served as a member of the compensation committee of another company one of whose executive officers served as a director of the Company.

Attendance at Board and Committee Meetings

During 2015, there were four meetings of the Board, with all directors attending at least 75% of all Board meetings and of all meetings held by committees of the Board on which they served. The Company encourages all Board members to attend its annual meeting of stockholders. However, SMI does not have a policy regarding director attendance at annual meetings of stockholders. All directors attended the Company’s 2015 annual meeting of stockholders.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees for Election to the Board

Directors of SMI are elected at the annual meeting of stockholders to serve staggered terms of three years and until their successors are elected and qualified. The Board currently consists of seven directors.

•	The terms of Messrs. Marcus G. Smith and Tom E. Smith expire at the 2018 annual meeting of stockholders;

•	The terms of Messrs. William R. Brooks, Mark M. Gambill and James P. Holden expire at the 2017 annual meeting of stockholders;

•	The terms of Messrs. O. Bruton Smith and Bernard C. Byrd, Jr. expire at the Annual Meeting.

If elected, each director-nominee will serve until the 2019 annual meeting of stockholders and until his successor is elected and qualified, except as otherwise provided in SMI’s Certificate of Incorporation and Bylaws, as both have been amended to date. If for any reason a director-nominee is not a candidate when the election occurs, proxies will be voted in favor of the other director-nominee and may be voted for a substitute director-nominee, unless the Board chooses to reduce the number of directors serving on the Board.

The Board unanimously recommends a vote FOR the election of Messrs. O. Bruton Smith and Bernard C. Byrd, Jr. as members of the Board.

Directors, Director-Nominees and Executive Officers

O. Bruton Smith, 89, the Company’s founder and majority stockholder, has been the Executive Chairman since February 2015, and has been Chairman of the Board of SMI since its organization in 1994. Prior to his appointment as Executive Chairman, Mr. Smith had been Chief Executive Officer since 1994. Mr. Smith has been Executive Chairman of Charlotte Motor Speedway, LLC, a wholly-owned subsidiary of SMI, and its predecessor entities (“CMS”), which he originally founded in 1959 since September 2015. Prior to his appointment, Mr. Smith has served as the Chief Executive Officer and a board member of CMS since 1975. Regarding the Company’s other subsidiaries, Mr. Smith, until September 2015, was the Chief Executive Officer of (i) Atlanta Motor Speedway, LLC (“AMS”) since its acquisition in 1990, (ii) of Texas Motor Speedway, Inc. (“TMS”) since its formation in 1995, (iii) of Bristol Motor Speedway, LLC (“BMS”) since its acquisition in 1996, (iv) Speedway Sonoma, LLC (“Sonoma Raceway”) since its acquisition in 1996, (v) Nevada Speedway, LLC d/b/a Las Vegas Motor Speedway (“LVMS”) since its acquisition in 1998, (vi) New Hampshire Motor Speedway, Inc. (“NHMS”) since its acquisition in 2008 and (vii) Kentucky Raceway, LLC d/b/a Kentucky Speedway (“KyS”) since its acquisition in 2008. Mr. Smith has been Executive Chairman of AMS, TMS, BMS, Sonoma Raceway, LVMS, NHMS and KyS since September 2015. In addition, Mr. Smith serves as the Executive Chairman, Chief Executive Officer and a director, or in a similar capacity, for many of SMI’s other subsidiaries. Mr. Smith also serves as the Executive Chairman and as a director of SAI. Mr. Smith also owns and operates Sonic Financial, a private business which owns a majority of the Common Stock, among other activities. Mr. Smith is the father of Mr. Marcus G. Smith. Mr. Smith has been in the motorsports business since the sport’s beginnings in the 1940s and has been a leader in motorsports innovation throughout its history. In January 2016, Mr. Smith was inducted into the NASCAR Hall of Fame. Mr. Smith’s experience and accomplishments led the Board to conclude that he is qualified to serve as a Board member. Mr. Smith is standing for reelection as a director at the Annual Meeting.

Marcus G. Smith, 42, became a director of SMI in 2004 and was appointed Chief Executive Officer in February 2015. Mr. Smith continues to serve as President of SMI, a position he has held since May 2008. Mr. Smith previously served as Chief Operating Officer from May 2008 to February 2015. Prior to that appointment, Mr. Smith served as Executive Vice President of National Sales and Marketing for SMI since 2004. Mr. Smith was also appointed President and General Manager of CMS in May 2008. Mr. Smith joined the Company in 1996 as a sales associate at CMS and was named Manager of New Business Development in 1999. In September 2015, Mr. Smith was appointed to serve as Chief Executive Officer of AMS, BMS, KyS, LVMS, NHMS, Sonoma Raceway and TMS. Prior to that appointment, Mr. Smith served as the Chief Operating Officer, or in a similar capacity since 2008. Mr. Smith is the son of Mr. O. Bruton Smith. Mr. Smith grew up in the motorsports business, and successfully led one of the Company’s most important drivers of revenue, corporate sales and marketing. That experience led the Board to conclude that he is qualified to serve as a Board member.

William R. Brooks, 66, has been Vice President, Treasurer, Chief Financial Officer and a director of SMI since its organization in 1994. In February 2004, Mr. Brooks became an Executive Vice President of SMI, and in May 2008 was promoted to Vice Chairman. Mr. Brooks joined Sonic Financial from PricewaterhouseCoopers LLP in 1983, currently is an officer of Sonic Financial, has served as Vice President of CMS since before the organization of SMI, and has been Vice President and a director of AMS since its acquisition and TMS since its formation. He has served as Vice President of BMS, LVMS, Sonoma Raceway, KyS and NHMS since their acquisitions. In addition, Mr. Brooks serves as an officer and a director, or in a similar capacity, for many of SMI’s other subsidiaries. Mr. Brooks also has served as a director of SAI since its formation in 1997. Mr. Brooks has been involved in the motorsports business since 1979 when he served on the PwC team that audited CMS. Mr. Brooks was the Company’s Chief Financial Officer when it went public in 1995. Mr. Brooks’ strong background in accounting and financial reporting, and detailed knowledge of the motorsports industry and SMI, led the Board to conclude that he is qualified to serve as a Board member.

Bernard C. Byrd, Jr., 53, became a director of SMI in February 2015. Mr. Byrd is an entrepreneur with more than 25 years of experience in a variety of business ventures. From 2005 to 2013, he served as President and Chief Executive Officer of Secure EDI Health Group, a healthcare technology firm, and was a member of its board of directors from 2005 through 2015. From 1998 to 2006, Mr. Byrd founded and served as Chairman and Chief Executive Officer of HRAmerica, Inc., a human resources outsourcing firm. Mr. Byrd served on the board of directors of SAI from 2013 through January 2016, and is presently employed as a division vice president with SAI. Based upon Mr. Byrd’s diverse and high-level business experience, the Board concluded Mr. Byrd is qualified to serve as a Board member. Mr. Byrd is standing for reelection as a director at the Annual Meeting.

Mark M. Gambill, 65, became a director of SMI in 1995. Mr. Gambill worked for Wheat First Securities from 1972, including serving as chairman of the underwriting committee, until it was sold to First Union Corporation in 1998. Mr. Gambill was President of Wheat First Butcher Singer at the time of sale. Mr. Gambill left First Union in 1999. Mr. Gambill has been Chairman of Cary Street Partners, a financial advisory and wealth management firm, since 2002. Mr. Gambill served as a member of the board of managers of MA from its formation through 2010. Mr. Gambill also serves as a director of New Market Corporation and Triangle Capital Corporation. Previously, Mr. Gambill served as a director for the Noland Company until its sale in 2005. Mr. Gambill was the lead investment banker in the Company’s initial public offering, and has excellent experience in the capital markets, attributes which led the Board to conclude that he is qualified to serve as a Board member.

James P. Holden, 64, became a director of SMI in 2004. Mr. Holden retired in 2000 after completing 27 distinguished years in the auto industry, including 19 years with DaimlerChrysler and its predecessor Chrysler Corp. (“Chrysler”). Highlights of his career include being named President of DaimlerChrysler in 1999 and Chief Executive Officer in June 2000. Mr. Holden served in various positions during his career at Chrysler, including Executive Vice President of Sales and Marketing responsible for directing all of the automaker’s sales, fleet and marketing organizations in the United States, Mexico and Canada, including Mopar parts operations. In addition, he serves as a director of SiriusXM Radio, Inc. and Snap-on, Inc. Mr. Holden was a director of Motors Liquidation Company until its dissolution in December 2011. Formerly, Mr. Holden served as a director for Meridian Automotive Systems, Inc. Mr. Holden’s experience as an executive at a major automobile manufacturer, along with his diverse public company board experience, led the Board to conclude that he is qualified to serve as a Board member.

Tom E. Smith, 74, became a director of SMI in 2001. Mr. Smith retired from Food Lion Stores, Inc. (“Food Lion”) in 1999, after a distinguished 29-year career with that company, which included serving as Chief Executive Officer and President. Mr. Smith currently serves as a director of Farmers and Merchants Bank, and served as a director of CT Communications, Inc. from 1999 until its acquisition by Windstream Communications in 2007. Mr. Smith’s experience as Chief Executive Officer of Food Lion, a major participant in sports marketing, along with his other experiences serving on public company boards, led the Board to conclude that he is qualified to serve as a Board member.

General Managers

Jerry N. Caldwell, 40, became Executive Vice President and General Manager of BMS in November 2010. Prior to that appointment, Mr. Caldwell spent 13 years working at BMS in various positions within the Corporate Sales and Marketing Department until his promotion to Vice President of that department in 2009. Mr. Caldwell served as interim General Manager of BMS from February 2010 until his appointment as Executive Vice President and General Manager.

Edwin R. Clark, 61, became President and General Manager of AMS in 1995. Prior to that appointment, he served as Vice President and General Manager of AMS beginning in 1992 and he had been Vice President of Events at CMS from 1981 to 1992. Mr. Clark became Executive Vice President of SMI upon its organization in 1994 and was a director of SMI from 1995 to 2004.

William E. Gossage, 57, became Vice President and General Manager of TMS in 1995. Prior to that appointment, he was Vice President of Public Relations at CMS from 1989 to 1995. In February 2004, Mr. Gossage became President of TMS. Mr. Gossage previously worked with Miller Brewing Company in its motorsports public relations program and served in various public relations and managerial capacities at two other NASCAR-sanctioned speedways.

David McGrath, 52, became Executive Vice President and General Manager of NHMS in October 2015. Prior to that appointment, he spent a combined four years at NHMS in various roles, including Vice President of Corporate Sales and Vice President of Marketing and Promotions. Mr. McGrath previously worked for Comcast Spotlight for 12 years as an area sales manager in northern Colorado and Wyoming and as the marketing manager for Sports Car Club of America.

Stephen Page, 61, has served as President and General Manager of Sonoma Raceway since its acquisition in 1996. Prior to being hired by SMI, Mr. Page had served as President of Brenda Raceway Corporation, which owned and operated Sonoma Raceway before acquisition by the Company. Mr. Page also spent 11 years working for the Oakland A’s baseball franchise in various marketing positions.

R. Christopher Powell, 56, became President of LVMS in June 2008. Prior to that appointment, he served as Vice President and General Manager beginning with its acquisition in 1998. Mr. Powell also serves as Vice President of several other SMI subsidiaries. Mr. Powell spent 11 years working for Sports Marketing Enterprises, a division of RJR Tobacco Company (“RJR”). From 1994 to 1998, he served as manager of media relations and publicity on RJR’s NASCAR Winston Cup program. Mr. Powell’s previous duties included publicity and event operations on other RJR initiatives, including NHRA Drag Racing and the Vantage and Nabisco golf sponsorships.

Mark F. Simendinger, 57, became Executive Vice President and General Manager of KyS in January 2011. Prior to that appointment, he served as Vice President and General Manager of KyS beginning with its acquisition in 2008. He previously served as an executive officer for KyS under its prior ownership from its development in 2000 until its purchase by SMI in 2008. Prior to that, Mr. Simendinger was President of Turfway Park Race Course, a thoroughbred track in Florence, Kentucky, and President of Carroll Properties, a real estate development firm.

Principal Accounting Firm Fees and Services

PricewaterhouseCoopers LLP (“PwC”) serves as the principal independent registered public accounting firm for the Company, including for the fiscal years ended December 31, 2015 and 2014 reflected below. PwC’s first year serving in this capacity for the Company was 2007. Representatives of PwC are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they so desire and to respond to appropriate questions.

The following table shows the aggregate fees billed to the Company by PwC for the fiscal years ended December 31, 2015 and 2014:

	2015	2014
Audit Fees(1)	$ 600,000	$ 666,000
Audit-Related Fees(2)	–	–
Tax Fees(3)	30,000	30,000
All Other Fees(4)	172,000	2,000

(1)

This fee category consists of services for: (i) the audit of our annual financial statements and review of our quarterly financial statements, (ii) the audit of the effectiveness of our internal control over financial reporting for Sarbanes-Oxley Act Section 404 Compliance, and (iii) services normally provided by the independent registered public accounting firm in connection with statutory, regulatory and annual filings, including services associated with other SEC registration statements and documents filed with the SEC (e.g., comfort letters and consents) in 2015 and 2014.

(2)

This fee category consists of assurance and related services that are reasonably related to performing the audit and review of our financial statements, and are not reported above under “Audit Fees”. There were no fees for this category in 2015 or 2014.

(3)	This fee category consists of professional services rendered by PwC for tax return preparation, tax compliance and tax planning.

(4)

This fee category consists of fees billed for services other than the services reported in other categories, and consists of advisory services on information technology and certain agreed upon procedures in 2015 and 2014.

The Audit Committee has considered whether the non-audit services provided were compatible with maintaining the principal independent registered public accounting firm’s independence, and believes that such services and related fees, due to, among other things, the nature and scope of the services provided and the fact that different PwC personnel provided audit and non-audit services, have not impaired the independence of the Company’s principal independent registered public accounting firm. All services provided by PwC in 2015 and 2014 were approved by the Audit Committee.

2015 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2015 EXECUTIVE OFFICER COMPENSATION PROGRAM

The Company’s objectives with respect to compensation of its executive officers are to: (1) link executive compensation to SMI’s business strategy execution and performance; (2) offer compensation designed to attract, retain and reward key executive officers; (3) offer salary, cash bonus and incentive compensation pay opportunities that are competitive in the marketplace and recognize achievement of SMI’s business strategy objectives; and (4) provide performance incentives and equity-based compensation intended to align the long-term interests of executive officers with those of SMI’s stockholders.

The Company’s executive compensation program is designed to reward successful achievement of the Company’s objectives, which we believe will return value to the stockholders. The Company’s objectives include: revenue growth; operating earnings growth; earnings per share growth; increased shareholder return through dividends and share repurchases; and growth of return on average equity.

SMI has three executive officers: Mr. O. Bruton Smith, the Company’s Executive Chairman, Mr. Marcus G. Smith, the Company’s Chief Executive Officer and President and Mr. William R. Brooks, the Company’s Vice Chairman, Chief Financial Officer and Treasurer.

SMI’s executive compensation program is comprised of two components:

•	Annual cash compensation, paid in the form of annual salary, objective performance-based incentive compensation payments under the Incentive Compensation Plan and possible discretionary bonuses; and

•	Long-term compensation paid in the form of options to purchase Common Stock or through the grant of performance-based restricted stock or restricted stock units.

None of the Company’s executive officers currently have an employment agreement, severance agreement or any retirement plans other than the Speedway Motorsports, Inc. 401(k) Plan and Trust (the “401(k) Plan”), which is available to all employees. None of the Company’s executive officers have any agreement pursuant to which there is an accelerated vesting of outstanding equity awards in the event of termination of employment.

SMI’s executive compensation tends to favor current cash payments in the form of annual salary, incentive compensation under the Incentive Compensation Plan and a possible discretionary bonus consistent with the Company’s earnings, margins and cash flows. The Compensation Committee believes current cash compensation is the most effective tool to generate and enhance high earnings, margins and cash flows.

The Compensation Committee also believes that a certain level of equity ownership is beneficial in an effort to align executive officer long-term interests with those of its stockholders. The Compensation Committee believes the Company’s executive officer compensation program adequately achieves this goal through the periodic awards of equity compensation, taking into account the executive officers’ existing equity ownership and the desired mix of cash and equity compensation. The Compensation Committee also considered the effects of applicable accounting guidance on equity-based payments, which require the Company to currently expense an estimated future value of equity compensation. Retention and long-term focus of the Company’s executive officers has not historically been an area of concern, evidenced by the more than 35-year average tenure of the current executive officers of the Company and its predecessors. The Compensation Committee reviews base salaries, awards of cash bonuses, awards of incentive cash compensation and equity-based compensation in the first quarter of each year. In 2015, Mr. Brooks presented the Compensation Committee with a report of the Company’s financial results for the prior year, recommendations regarding compensation, including recommended base salaries, recommended discretionary bonus payments and management’s rationale for such recommendations. The Compensation Committee is required to certify the Company’s results for purposes of the Incentive Compensation Plan, and must decide whether to approve the incentive compensation award yielded under the Incentive Compensation Plan, and whether to reduce that award, and whether circumstances justify a discretionary bonus award. See “Performance-Based Incentive Compensation” below. Mr. Marcus G. Smith did not make any recommendation regarding his own compensation.

ANNUAL CASH COMPENSATION

Annual cash compensation for SMI’s executive officers consists of a base salary, payments earned under the Incentive Compensation Plan and a possible discretionary bonus. Executive officer cash compensation has been weighted in favor of incentive compensation dependent upon the Company’s and each executive officer’s performance for the particular year. Although the Company does not engage in compensation benchmarking, the Compensation Committee has engaged Pearl Meyer, an independent consultant, to assist the Committee with its review of comparative pay data for companies that share industry or financial characteristics similar to the Company to better understand the marketplace. The independent consulting firm did not provide any personal services for any of the Company’s executive officers, nor did it provide any other services to the Company. The Compensation Committee has assessed the independence of Pearl Meyer pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from independently advising the Compensation Committee.

ANNUAL SALARY

The base salaries of SMI’s executive officers and adjustments to executive officers’ base salaries are generally based upon a subjective evaluation of the executive officer’s performance by the Compensation Committee in light of the Company’s compensation objectives. The Compensation Committee’s evaluation is also based upon factors such as the current responsibilities of each executive officer, the compensation of similarly situated executive officers of comparable companies, the performance of each executive officer during the prior calendar year, the Company’s performance during the prior calendar year and management’s recommendations submitted to the Compensation Committee by management, as described above. The 2016 base salaries of the executive officers were established in March 2016 using the referenced criteria, and remained unchanged from the prior year.

PERFORMANCE-BASED INCENTIVE COMPENSATION

Each of SMI’s executive officers was eligible to participate in the Incentive Compensation Plan in 2015. Compensation under the Incentive Compensation Plan is intended to provide the Company’s executive officers an incentive to enhance the Company’s value for the benefit of stockholders. In March 2015, the Compensation Committee established objective, performance-based goals, reflective of the Company’s projected earnings for 2015, and potential incentive compensation payouts to the eligible executive officers. The performance period was January 1, 2015 through December 31, 2015. Earnings per share, with certain adjustments designed to more accurately reflect the Company’s and the eligible executive officers’ performance was selected as the performance goal (“Plan EPS”). For purposes of the Company’s 2015 performance goal, Plan EPS was, consistent with the Incentive Compensation Plan, defined as:

•

The Company’s net income as determined in accordance with U.S. generally accepted accounting principles (GAAP), excluding (a) any gain or loss on asset/goodwill impairment or expense charges, litigation or claim expenses, or judgments or settlements, (b) restructuring charges, (c) refinance charges, (d) extraordinary non-recurring items as described in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s Annual Report on Form 10-K for the applicable year, and (e) the cumulative effect of any changes in GAAP during 2015; divided by

•	A share count of 41,300,000 shares.

The exclusions from the calculation of the Company’s earnings were selected to more accurately reflect the Company’s normalized performance in 2015, leading to a fairer and more accurate incentive compensation award.

In accordance with the Incentive Compensation Plan for the fiscal year ended December 31, 2015, the incentive compensation awarded to Messrs. O. Bruton Smith, Marcus G. Smith and Brooks was calculated by comparing Plan EPS to the target Plan EPS of $1.10 selected by the Compensation Committee (“Target EPS”). The Target EPS selected was at the high end of the Company’s announced 2015 earnings guidance range of $0.90 to $1.10.

If the Company achieved exactly the Target EPS, the following incentive compensation awards would have been earned (for each of Messrs. O. Bruton Smith, Marcus G. Smith and Brooks, the “Target EPS Incentive Compensation Award”):

•	O. Bruton Smith = 3.0 times current annual base salary (i.e., 3.0 x $650,000 = $1,950,000)

•	Marcus G. Smith = 2.0 times current annual base salary (i.e., 2.0 x $600,000 = $1,200,000)

•	William R. Brooks = 2.0 times current annual base salary (i.e., 2.0 x $550,000 = $1,100,000)

However, if the Company achieved more or less than the Target EPS, the amounts payable to Messrs. O. Bruton Smith, Marcus G. Smith and Brooks based on the Plan EPS performance objective would have been the Target EPS Incentive Compensation Award increased or reduced (as the case may be) by the percentage by which the Company’s achieved Plan EPS for 2015 was greater than or less than the Target EPS. However, no incentive compensation award would be payable if the Company achieved less than the minimum Plan EPS threshold of $0.55 selected by the Compensation Committee or 50% of the Target EPS (the “Minimum EPS Threshold”). The maximum amount payable under the Incentive Compensation Plan to any one named executive officer is $10,000,000.

The following examples illustrate the incentive compensation award calculation for achieved Plan EPS other than the Target EPS:

If the Company’s achieved Plan EPS was $2.20 (or 200% of Target EPS), then the following Plan EPS incentive compensation awards would have been earned:

•	O. Bruton Smith = $3,900,000 (or 200% of the Target EPS Incentive Compensation Award)

•	Marcus G. Smith = $2,400,000 (or 200% of the Target EPS Incentive Compensation Award)

•	William R. Brooks = $2,200,000 (or 200% of the Target EPS Incentive Compensation Award)

If the Company’s achieved Plan EPS was $0.55 (or 50% of Target EPS), then the following Plan EPS incentive compensation awards would have been earned:

•	O. Bruton Smith = $975,000 (or 50% of the Target EPS Incentive Compensation Award)

•	Marcus G. Smith = $600,000 (or 50% of the Target EPS Incentive Compensation Award)

•	William R. Brooks = $550,000 (or 50% of the Target EPS Incentive Compensation Award)

The Compensation Committee determined that the Company achieved Plan EPS of $1.03 for the fiscal year ended December 31, 2015. Accordingly, Messrs. O. Bruton Smith, Marcus G. Smith and Brooks earned Plan EPS incentive compensation awards of $1,825,909, $1,123,636, and $1,030,000, respectively.

LONG-TERM EQUITY COMPENSATION

The Compensation Committee believes that an appropriate level of equity-based compensation or equity holdings is part of a balanced and effective compensation program designed to align the interests of executive officers with those of stockholders.

In March 2015, the Compensation Committee made restricted stock grants of 35,000 shares of performance-based restricted stock to Mr. Brooks and 35,000 performance-based restricted stock units to Mr. Marcus G. Smith under the 2013 Stock Incentive Plan (each a “Restricted Stock Award”) for the fiscal year ended December 31, 2015. The Compensation Committee also made a special grant of restricted stock units to Mr. Marcus G. Smith of 65,000 performance-based restricted stock units in conjunction with Mr. Smith’s promotion to Chief Executive Officer (the “Special Award”). The Compensation Committee determined that the Restricted Stock Awards and the Special Award would be subject to forfeiture based on the extent to which Plan EPS for the fiscal year ended December 31, 2015 fell short of Target EPS as follows:

If Plan EPS was less than the Minimum EPS Threshold, then the Restricted Stock Awards and Special Award would not vest and would be forfeited in their entirety.

If Plan EPS met or exceeded the Minimum EPS Threshold, the number of shares of Common Stock or restricted stock units, as applicable, that would remain outstanding under each Restricted Stock Award for the remainder of the restricted period (the outstanding shares being scheduled to vest in increments of one-third on each anniversary of the grant date) would equal:

•	The applicable Target Grant Amount (in this case 35,000 and 65,000); multiplied by

•	Plan EPS expressed as a percentage of Target EPS (however, the percentage cannot exceed 100%).

As discussed above in “Performance-Based Incentive Compensation,” the Compensation Committee determined that Plan EPS was $1.03 for the fiscal year ended December 31, 2015, exceeding the Minimum EPS Threshold. As such, Mr. Marcus G. Smith retained 32,773 restricted stock units with respect to his Restricted Stock Award with the remaining 2,227 restricted stock units being forfeited in their entirety, and 60,864 restricted stock units with respect to the Special Award with the remaining 4,136 being forfeited in their entirety, all of which units are to be settled in Common Stock. Mr. Brooks retained ownership of 32,773 restricted shares of Common Stock with the remaining 2,227 restricted shares being forfeited in their entirety.

The Compensation Committee has broad discretion regarding the types of long-term incentive compensation awarded to named executive officers and other employees of the Company, typically using either restricted stock, restricted stock units, stock option awards or some combination thereof. Depending upon circumstances in the future, the Compensation Committee may exercise its discretion and award all stock options, all restricted stock, all restricted stock units or a mixture thereof.

OTHER BENEFIT PLANS

Each executive officer of SMI was also eligible in 2015 to participate in various benefit plans provided to other employees of SMI. These benefit plans are intended to provide a safety net of coverage for various events, such as death, disability and retirement.

Senior level highly compensated Company employees, including the executive officers of SMI, were also eligible to participate in the Speedway Motorsports, Inc. Deferred Compensation Plan (the “Deferred Plan”) during the 2015 calendar year. Under the Deferred Plan, eligible employees could elect to defer up to 75% of their annual base salary and up to 100% of their annual cash bonus or commission payments. SMI, in its sole discretion, may match deferred compensation contributions of executive officers and all other eligible participants. To date, no matching contributions have been made. Contributions by participants in the Deferred Plan, including the executive officers, are credited with a rate of return (positive or negative) based on deemed investments selected by a participant from among several different investment funds, with such deemed earnings determined by the actual market performance of the investment funds selected by the participant. To date, no named executive officer has participated in the Deferred Plan.

Additionally, the Compensation Committee approved an award of 40 personal flight hours on company-provided aircraft for the Company’s Chief Executive Officer, effective January 1, 2016. The Compensation Committee concluded that such a benefit was reasonable for efficiency and security reasons.

FEDERAL INCOME TAX CONSIDERATIONS

The incentive compensation paid to the Company’s executive officers is based primarily on Company performance. The Compensation Committee considers the potential effect of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), in designing our executive compensation program, along with other factors in the context of our overall approach to executive compensation. Section 162(m) of the Code generally imposes a limitation on the deductibility of annual compensation in excess of $1,000,000 paid to certain covered employees (generally, the Chief Executive Officer and certain other executive officers), unless the compensation meets various technical requirements to constitute “performance-based” compensation. Executive officer compensation attributable to the exercise of stock options granted under the 2004 Stock Incentive Plan, the 2013 Stock Incentive Plan and incentive compensation paid under the Incentive Compensation Plan, generally is intended to meet the requirements for deductible performance-based compensation. The Compensation Committee intends to continue to manage SMI’s executive compensation program in a manner that is intended to preserve material federal income tax deductions when appropriate and if deductibility can be achieved without sacrificing flexibility and other important elements of the executive compensation program. However, the Compensation Committee also must approach executive compensation in a manner which will attract, motivate and retain key personnel and may from time to time award compensation that may not be deductible under Section 162(m) of the Code. The Compensation Committee retains the ability to evaluate performance and compensate our executive officers appropriately in the Committee’s judgment, even if it may result in certain compensation that may not be deductible under Section 162(m) of the Code. The Compensation Committee believes that the flexibility to award such compensation serves the interests of the Company and its stockholders by allowing the Compensation Committee to compensate executive officers appropriately in its discretion as circumstances warrant. In addition, there is no guarantee that incentive bonuses or awards or other compensation intended to be deductible under Section 162(m) of the Code will ultimately be determined as such by the Internal Revenue Service.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based upon such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in SMI’s Annual Report on Form 10-K and Proxy Statement on Schedule 14A.

Compensation Committee

Tom E. Smith, Chairman

Bernard C. Byrd, Jr.

Mark M. Gambill

James P. Holden

2015 SUMMARY COMPENSATION TABLE

The following table sets forth compensation paid by or on behalf of SMI to the Company’s named executive officers for services rendered during the fiscal years ended December 31, 2013, 2014 and 2015:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)(3)	All Other Compen- sation ($)(4)	Total ($)
O. Bruton Smith,	2015	650,000	-	-		-	1,825,909	-	2,475,909
Executive Chairman	2014	600,000	-	-		-	1,669,091	-	2,269,091
	2013	600,000	-	-		-	1,620,000	-	2,220,000
Marcus G. Smith,	2015	600,000	-	2,124,382	(2)	-	1,123,636	17,035	3,865,053
Chief Executive Officer and President	2014	550,000	-	604,545		-	1,020,000	14,521	2,189,066
	2013	550,000	-	519,305		-	990,000	13,973	2,073,278
William R. Brooks,	2015	550,000	-	743,534		-	1,030,000	11,244	2,334,778
Vice Chairman, Chief	2014	550,000	-	604,545		-	1,020,000	8,559	2,183,104
Financial Officer and Treasurer	2013	500,000	-	519,305		-	900,000	8,509	1,927,814

(1)

Stock Awards were granted pursuant to the 2013 Stock Incentive Plan in 2015 and 2014, and the 2004 Stock Incentive Plan in 2013. The amounts for Stock Awards reflect the grant date fair value of such awards computed in accordance with FASB ASC Topic 718. See Note 11 to the Consolidated Financial Statements in the Company’s 2015 Annual Report on Form 10-K for additional information concerning this plan.

(2)	Includes a special grant of 65,000 performance-based restricted stock units granted in conjunction with promotion to Chief Executive Officer.

(3)	Amounts shown are non-equity incentive compensation payments made pursuant to the Incentive Compensation Plan earned in the year specified and paid in the first quarter of the following year.

(4)

Includes the Company’s match to the 401(k) Plan and the Company’s contribution to employee benefit plans available to all employees. The aggregate amount of perquisites received in each of 2013, 2014 and 2015 did not exceed $10,000 for any named executive officer.

2015 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding all individual grants of plan-based awards granted to named executive officers for the fiscal year ending December 31, 2015:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	($)
O. Bruton Smith	3/3/2015	975,000	1,950,000	-	-	-	-	-
Marcus G. Smith	3/3/2015	600,000	1,200,000	-	50,000	100,000	-	2,124,382
William R. Brooks	3/3/2015	550,000	1,100,000	-	17,500	35,000	-	743,534

(1)	Amounts earned for 2015 are set forth in the Summary Compensation Table. Awards were made in accordance with the Incentive Compensation Plan.

(2)

The Stock Awards were adjusted on March 8, 2016, based on final certification of performance targets, to the following amounts: Mr. Marcus G. Smith from 100,000 restricted stock units to 93,637 restricted stock units (to be settled in shares of Common Stock), and Mr. William R. Brooks from 35,000 to 32,773 shares of restricted stock. Stock Awards were made in accordance with the 2013 Stock Incentive Plan.

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards held by named executive officers at the end of the fiscal year ending December 31, 2015:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
O. Bruton Smith	-	-	-	-	-	-	-
Marcus G. Smith	20,000	39.13	12/05/2016	32,136(1)	665,858	100,000(4)	2,072,000
William R. Brooks	20,000	39.13	12/05/2016	32,136(2)	665,858	35,000(5)	725,200

(1)	10,500 restricted stock units vested on March 5, 2016, 10,818 vested on March 4, 2016, and 10,818 vest on March 4, 2017, all of which have been or will be settled in shares of common stock.

(2)	10,500 shares of restricted stock vested on March 5, 2016, 10,818 vested on March 4, 2016, and 10,818 vest on March 4, 2017.

(3)	Market value based on the December 31, 2015 closing market price of the Common Stock of $20.72.

(4)

The award of 35,000 and 65,000 performance-based restricted stock units was adjusted on March 8, 2016 based on the final certification of performance targets under the 2013 Stock Incentive Plan for 2015 from 35,000 to 32,773, and from 65,000 to 60,864 restricted stock units, respectively, to be settled in shares of Common Stock. 10,924 restricted stock units vested on March 8, 2016, 10,924 vest on March 3, 2017, 10,925 vest on March 3, 2018, and 60,864 vest on March 3, 2020.

(5)

The award of 35,000 performance-based shares of restricted stock was adjusted on March 8, 2016 based on the final certification of performance targets under the 2013 Stock Incentive Plan for 2015 from 35,000 to 32,773. 10,924  shares vested on March 8, 2016, 10,924 vest on March 3, 2017, and 10,925 vest on March 3, 2018.

2015 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding each vesting of restricted stock and restricted stock units during the fiscal year ended December 31, 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
O. Bruton Smith	-	-
Marcus G. Smith	29,097	656,613
William R. Brooks	29,097	656,613

2015 DIRECTOR COMPENSATION

The following table sets forth the compensation of the Company’s non-employee directors for services rendered in 2015. Directors who are also employees of the Company do not receive compensation (other than their compensation as employees of the Company) for their service on the Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(5)	Total ($)
Bernard C. Byrd, Jr.(1)	99,000	81,574	180,574
Mark M. Gambill(2)	110,500	81,574	192,074
James P. Holden(3)	118,500	81,574	200,074
Tom E. Smith(4)	113,500	81,574	195,074

(1)	As of December 31, 2015, Mr. Byrd held 3,204 shares of restricted stock.

(2)	As of December 31, 2015, Mr. Gambill held options to acquire 20,000 shares of Common Stock and 3,204 shares of restricted stock.

(3)	As of December 31, 2015, Mr. Holden held options to acquire 20,000 shares of Common Stock and 3,204 shares of restricted stock.

(4)	As of December 31, 2015, Mr. Smith held options to acquire 20,000 shares of Common Stock and 3,204 shares of restricted stock.

(5)

Awards of restricted stock were made pursuant to the Company’s 2008 Formula Restricted Stock Plan on April 16, 2015. The amounts for Stock Awards reflect the aggregate grant date fair value of such awards computed in accordance with FASB ASC Topic 718.

Members of the Board who are not employees of the Company receive automatic annual grants of restricted stock under the 2008 Formula Restricted Stock Plan. The annual grant of restricted stock is made on the first business day following the Company’s annual meeting of stockholders. The number of restricted shares of Common Stock granted to an eligible non-employee director is determined by dividing $75,000 by the average closing price of Common Stock on the NYSE for the twenty trading days immediately preceding the grant date rounded up to the nearest whole share. Subject to the director’s continued service on the Board, the restricted stock will vest in full on the first anniversary of the grant date or, if earlier, the day before the next annual meeting of stockholders following the grant date. For additional information concerning the 2008 Formula Restricted Stock Plan, see Note 11 to the Consolidated Financial Statements in the Company’s 2015 Annual Report on Form 10-K.

In fiscal 2015, each non-employee director also received:

•	An annual cash retainer of $75,000;

•	$1,500 for each Board and committee meeting attended; and

•	An annual cash retainer of $10,000 to each respective Chairman of the Audit Committee, Compensation Committee and the Lead Independent Director.

•	The Chairman of the Nominating/Corporate Governance Committee received an annual cash retainer of $5,000.

The Company also reimburses all directors for their expenses incurred in connection with their activities as directors of SMI. Effective in 2015, the annual cash retainer paid to each non-employee director was increased to $75,000.

TRANSACTIONS WITH RELATED PERSONS

It is the Company’s policy, as set forth in its Corporate Governance Guidelines, to have the Audit Committee review and approve related person transactions for conflicts of interest. In its review, the Audit Committee considers whether a particular transaction is in the best interests of the Company, whether the transaction is on economic terms no less favorable than could be obtained in an arm’s-length transaction with an unrelated third party and the materiality of the interest to the related person.

Pursuant to a joint services agreement between the Company and Sonic Financial that became effective on January 1, 2015, the Company and Sonic Financial utilize certain shared employees, with each party responsible for its proportionate share of each employee’s total wages (except the Company’s portion of the value of Sonic Financial’s shared employee is offset against any amounts owed by Sonic Financial to the Company). In addition, under the joint services agreement, Sonic Financial provides the Company access to the use of airplanes at hourly rates set forth in the agreement. The Company incurred net expenses of approximately $452,000 under the joint services agreement in 2015.

The Company and certain Company subsidiaries lease office and warehouse facilities from affiliates of the Company through common ownership by the Company’s Executive Chairman under annually renewable lease agreements. Rent expense for the Company and these subsidiaries in 2015 approximated $698,000. At December 31, 2015, amounts owed to these affiliates were de minimis.

Oil-Chem Research Corporation (“Oil-Chem”) sells zMAX micro-lubricant® product to certain SAI dealerships for resale to service customers of the dealerships in the ordinary course of business. SAI is a Company affiliate through common ownership by the Company’s Executive Chairman. Total purchases from Oil-Chem by SAI dealerships approximated $2.1 million in 2015. SMISC Holdings, Inc., a subsidiary of the Company (“SMI Properties”), sells apparel and other merchandise to SAI and its dealerships. Total purchases from SMI Properties by SAI and its dealerships totaled approximately $913,000 in 2015. Various SMI subsidiaries purchased new and used vehicles for operations and employee use from certain subsidiary dealerships of SAI in 2015 for an aggregate of approximately $120,000. At December 31, 2015, associated amounts due from and due to SAI and its dealerships were de minimis.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires SMI’s officers, directors and persons who beneficially own more than 10% of the Common Stock to file initial reports of ownership and changes in ownership with the SEC. Additionally, SEC rules require that SMI identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To SMI’s knowledge, based solely on a review of reports furnished to it, all Section 16(a) filing requirements applicable to its officers, directors and more than 10% beneficial owners were complied with on a timely basis in 2015.

EXPENSES OF SOLICITATION

The Company pays the cost of proxy solicitation, including the cost of assembling and mailing this Proxy Statement and the enclosed materials. In addition to mailings, proxies may be solicited personally, by telephone or electronically, by corporate officers and employees of the Company, who will not receive additional compensation for such efforts. The Company intends to request brokers and banks holding stock in their names or in the names of nominees to forward proxies to customers owning such stock, where applicable, and will reimburse them for their reasonable expenses of forwarding proxy materials to customers.

DEADLINES FOR 2017 STOCKHOLDER PROPOSALS

For stockholder proposals intended to be presented at the 2017 annual meeting of stockholders to be eligible for inclusion in the Company’s proxy statement and the form of proxy for such meeting, they must be received by the Company at its principal executive offices no later than November 23, 2016.

Regarding stockholder proposals intended to be presented at the 2016 annual meeting of stockholders but not included in the Company’s proxy statement, stockholders must give SMI advance notice of their proposals to be considered timely under the Company’s Bylaws. The Bylaws state that written notice of such proposals must be delivered to the principal executive offices of SMI:

•	In the case of an annual meeting that occurs within 30 days of the anniversary of the Annual Meeting, not less than 60 days nor more than 90 days prior to such anniversary date; and

•

In the case of an annual meeting called for a date not within 30 days before or after the anniversary date of the Annual Meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the meeting date was mailed or public disclosure of the meeting date was made, whichever occurs first.

All such proposals for which timely notice is not received in the manner described above will be ruled out of order at the meeting resulting in the proposal’s underlying business not being eligible for transaction at the meeting.

OTHER MATTERS

In the event that any matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

ANNUAL MEETING OF STOCKHOLDERS OF

SPEEDWAY MOTORSPORTS, INC.

April 19, 2016

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20200000000000000000 6 041916

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" ON ITEM 1.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Mr. O. Bruton Smith
○ Mr. Bernard C. Byrd, Jr.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Whether or not you plan to attend the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy promptly in the envelope provided. Returning your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

IMPORTANT NOTE: To vote shares of SMI's common stock at the Annual Meeting (other than in person at the Annual Meeting), a stockholder must return a proxy. The return envelope enclosed with the proxy card requires no postage if mailed in the United States of America. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. **In the absence of specific instructions, this Proxy will be voted "FOR ALL NOMINEES" on Item 1.**

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

PROXY

SPEEDWAY MOTORSPORTS, INC.

Concord, North Carolina

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SPEEDWAY MOTORSPORTS, INC.

The undersigned hereby appoints Mr. William R. Brooks and Mr. James P. Holden as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of the common stock of Speedway Motorsports, Inc. held of record by the undersigned on March 1, 2016 at the Annual Meeting of Stockholders to be held on April 19, 2016 or any adjournments or postponements thereof.

(Continued and to be signed on the reverse side)

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